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EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      NELLCOR PURITAN BENNETT INCORPORATED

    FIRST:    The name of the Corporation is Nellcor Puritan Bennett
Incorporated.

    SECOND:   The address of its registered office in the State of Delaware is
32 Loockerman Square, Suite L-100, City of Dover, County of Kent, State of Delaware. The name of its registered agent at such address is the UNITED STATES CORPORATION COMPANY.

    THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

    FOURTH:   A. The total number of shares of stock which the Corporation shall have the authority to issue is fifty-five million (55,000,000), of which stock fifty million (50,000,000) shares, with a par value of one-tenth of one cent ($0.001) each, amounting in the aggregate to fifty thousand dollars ($50,000), shall be Common Stock, and of which five million (5,000,000) shares, with a par value of one-tenth of one cent ($0.001) each, amounting in the aggregate to five thousand dollars ($5,000), shall be Preferred Stock.

              B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

    FIFTH:    The Corporation is to have perpetual existence.


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    SIXTH:    Whenever a compromise or arrangement is proposed between this
Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

    SEVENTH: All the powers of the Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors are hereby conferred upon the Board of Directors, who shall have full control over the affairs of the Corporation.

    In furtherance and not in limitation of the powers conferred by law and by this Certificate of Incorporation, the Board of Directors is hereby expressly authorized:

         1. To make, amend, repeal or otherwise alter the By-laws of the Corporation without any action on the part of the stockholders; provided, however, that any By-laws made by the directors and any and all powers conferred by any of said By-laws may be amended, altered or repealed by the stockholders.

         2. To fix, determine and vary the amount to be reserved or maintained for any proper purpose and to fix the times for the declaration and payment of dividends.

         3. To transfer all or any part of the assets of the Corporation by way of mortgage, or in trust or in pledge, to secure indebtedness of the Corporation, without any vote or consent of the stockholders, and to authorize and to cause to be executed instruments evidencing any and all such transfers.

         4. To sell, lease or exchange any part less than all or substantially all of the property and assets, including good will and corporate franchises, of the Corporation upon such terms and conditions as the Board of Directors may deem expedient


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for the best interests of the Corporation without any authorization, affirmative vote or written consent or other action of the stockholders or any class thereof.

    EIGHTH:   Meetings of stockholders may be held within or without the State of Delaware as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

    The holders of any shares of the Corporation's Common Stock and Preferred Stock entitled to vote shall be entitled at all elections of directors of the Corporation to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for or for any two or more of them as he may see fit.

    NINTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    TENTH:    The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Paragraph (7) of subsection
(b) of 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

    ELEVENTH: CERTAIN BUSINESS COMBINATIONS

    (a) Vote Required for Certain Business Combinations.

         (1)  Higher Vote for Certain Business
Combinations. In addition To-any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in paragraph (b) of this Article Eleventh:

              (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or


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              (ii)   any sale, lease, exchange, mortgage, pledge, transfer or
other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equal to or greater than 10% of the Corporation's assets as set forth on the Corporation's most recent audited, consolidated financial statements filed with the Securities and Exchange Commission; or

              (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

              (iv) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         (2) Definition of "Business Combination." The term "Business Combination" as used in this Article Eleventh shall mean any transaction which is referred to in any one or more of clauses (i) through (iv) of subparagraph
(1) of this paragraph (a).

    (b) When Higher Vote is Not Reguired. The provisions of paragraph (a) of this Article Eleventh shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following subparagraphs (a)(1) or (a)(2) are met:


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         (1)  Approval bv Disinterested Directors. The Business Combination
shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

         (2) Price and Procedure Reaquirements. All of the following conditions shall have been met:

              (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                   (A) (if applicable) the highest per share price paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                   (B) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article Eleventh as the "Determination Date"), whichever is higher.

              (ii) The aggregate amount of the cash and the Fair Market Value as of the date of consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b)(2)(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                   (A) (if applicable) the highest per share price paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or
(2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                   (B) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and


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                   (C) the Fair Market Value per share of such class of Voting
Stock on the Announcement Date or on the Determination Date, whichever is higher.

              (iii) The consideration to be received by holders of any particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with subparagraphs
(b)(2)(i) and (b)(2)(ii) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

              (iv) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act or such rules or regulations), shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions).

(c)  Certain Definitions.  For the purposes of this Article Eleventh:

         (1) A "person" shall mean any individual, firm, corporation or other entity.

         (2) "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

              (i) is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding Voting Stock; or

              (ii) is an Affiliate of the Corporation and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 20% or more of the voting power of the then outstanding Voting Stock; or

              (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder if such


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assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         (3)  A person shall be a "beneficial owner" of any Voting Stock:

              (i) that such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

              (ii)   that such person or any of its Affiliates or Associates has
(A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to an agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise; provided, however, that a person shall not be deemed the beneficial owner of securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or Associates until such tendered securities are accepted for purchase; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of any security if the agreement, arrangement or understanding to vote such security (I) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and (II) is not also then reportable on Schedule 13D under the Exchange Act (or a comparable or successor report); or

              (iii) that are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except to the extent permitted by the proviso of subparagraph
(c)(3)(ii)(B) above) or disposing of any shares of Voting Stock.

         (4) For the purposes of determining whether a person is an Interested Stockholder pursuant to subparagraph (c)(2), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (c)(3) but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise.

         (5) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (or a comparable or successor regulation).


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         (6)  "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in subparagraph (c)(2), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         (7) "Disinterested Director" means any member of the Board of Directors of the Corporation (the "Board") who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder and any successor of a Disinterested Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

         (8) "Fair Market Value" means: (i) in the case of stock, the average of the closing sale prices during the lo-day period immediately preceding the date in question of a share of suchstock on the Composite Tape for New York Stock Exchange- Listed Stocks; or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange; or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed; or, if the stock is not listed on any such exchange but is listed as a National Market System stock in the National Association of Securities Dealers, Inc. Automated Quotation System, as reported in that National Market System; or, if such stock is not listed on any such exchange or reported in such system, the average of the closing bid quotations with respect to a share of such stock during the 10-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use; or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

         (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs (b)(2)(i) and (ii) of this Article Eleventh shall include the shares of Common Stock and/or of the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

    (d) Powers of the Board of Directors. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this


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Article Eleventh on the basis of information known to them after reasonable inquiry (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, and (iv) the Fair Market Value of the assets that are the subject of any Business Combination. A majority of the Disinterested Directors of the Corporation shall have the further power to interpret all of the terms and provisions of this Article Eleventh.

    (e) No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article Eleventh shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

    (f) Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) or more of the outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal or adopt any provisions inconsistent with the Article Eleventh.


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